Exhibit 99.3

Consent of INDEPENDENT DIRECTOR

In connection with the filing by Maison Solutions Inc., a Delaware corporation (the “Company”) of its Annual Report on Form 10-K for the year ended April 30, 2023 (the “Form 10-K”), I hereby consent to being named as a person who will be appointed to the Board of Directors the Company, and to all other references to me, in the Form 10-K to be filed with the U.S. Securities and Exchange Commission on July 31, 2023. I also consent to the filing of this consent as an exhibit to the Form 10-K.

Dated: July 31, 2023

/s/ Dr. Xiaoxia Zhang
Dr. Xiaoxia Zhang